Globe Specialty Metals Announces First Quarter Fiscal 2011 Results

New York, November 10, 2010 – Globe Specialty Metals, Inc. (NASDAQ: GSM) (the “Company”) today announces results for the quarter ended September 30, 2010. Key points are as follows:

•
Net sales for the quarter of $137.4 million were up 30% and shipments of 58,448 MT were up 46% from the first quarter of last year. We achieved these volumes despite significant planned maintenance outages in the quarter. However, as expected from the planned outages, both sales and shipments were off a modest 6% from the immediately preceding quarter ended June 30, 2010.

•
Net income attributable to GSM for the quarter was $2.2 million, compared to $6.6 million in the quarter ended June 30, 2010 and $8.4 million in the first quarter of last year. Diluted earnings per share were $0.03 for the quarter, compared to $0.09 per share in the quarter ended June 30, 2010 and $0.12 per share in first quarter of last year. Diluted earnings per share on a comparable basis, as noted in the table below, were $0.08 per share in the first quarter, $0.11 per share in the quarter ended June 30, 2010 and $0.12 per share in the first quarter of last year.

•
Customer demand continues to grow with the major silicone and polysilicon producers recently announcing increased calendar third quarter sales. All of our silicon metal and silicon-based alloy furnaces are running at full capacity, subject to planned maintenance outages.

•
Our silicon metal average selling price increased by 2% from the quarter ended June 30, 2010 primarily as a result of increasing spot pricing on the small volume of shipments not under long-term or annual fixed-price contracts. Our silicon-based alloy average selling price remained virtually unchanged.

•
Our Niagara Falls plant is now operating at expected levels. During the quarter ended September 30, 2010, we had planned maintenance outages for each of the two furnaces for a full month to complete needed repairs and upgrades. Also, during the quarter we had planned maintenance outages at our Alloy, WV and Selma, AL plants, with each plant having one furnace out of service for approximately one month. As a result, most of our planned maintenance for fiscal 2011 is now behind us.

•
We paid an annual dividend of $0.15 per common share on October 29, 2010. This dividend represents an aggregate cash payment of $11.3 million to our stockholders. We believe our expected future free cash flow, modest debt levels and net cash balance were sufficient to fund a dividend of this amount and provide adequate financial flexibility to support our growth initiatives. In the future, we intend to continue to consider declaring dividends on an annual basis, subject to reviewing our earnings, liquidity and business outlook.

Diluted earnings per share on a comparable basis were as follows:

	FY 2011	FY 2010
	First Quarter	Fourth Quarter	First Quarter
Reported Diluted EPS	$0.03	0.09	0.12
Tax rate adjustment	0.02	(0.03)	-
Loss on sale of business	-	0.04	-
Niagara Falls and Selma start-up costs	0.03	0.02	-
Transaction expenses	-	-	-
Restructuring charges	-	-	-
Power adjustment	-	(0.01)	-
Diluted EPS, excluding above items	$0.08	0.11	0.12

First quarter results were negatively impacted by $1.4 million of book tax expense related to a discrete item recorded in the quarter and $2.0 million of after-tax start-up costs for the Niagara Falls, NY plant. The Niagara Falls plant is operating as expected, and we do not anticipate any further start-up costs. The decrease in diluted EPS, excluding the above items, from $0.11 per share in the fourth quarter of fiscal 2010 to $0.08 per share in the first quarter of fiscal 2011, was expected and is primarily due to the decrease in production and shipments caused by the planned maintenance outages.

First quarter EBITDA was $13.9 million, compared to $14.6 million in our fourth quarter of fiscal 2010 and $19.6 million in the first quarter of last year. First quarter EBITDA, excluding the items listed below, was $17.2 million. EBITDA on a comparable basis was as follows:

	FY 2011	FY 2010
	First Quarter	Fourth Quarter	First Quarter
Reported EBITDA	$13,934	14,606	19,646
Loss on sale of business	-	3,192	461
Niagara Falls and Selma start-up costs	3,236	3,105	-
Transaction expenses	-	140	-
Restructuring charges	-	-	(68)
Power adjustment	-	(1,625)	-
EBITDA, excluding above items	$17,170	19,418	20,039

Capital expenditures were $10.1 million in the first quarter and largely related to our planned maintenance outages at our Niagara Falls, Selma and Alloy plants. Our planned maintenance schedule and capital expenditure plans for fiscal 2011 are heavily weighted towards the first half of the fiscal year. We expect a meaningful decline in capital expenditures in our third and fourth quarters of fiscal 2011.

Cash and cash equivalents totalled $159.5 million at September 30, 2010 and total debt was $37.1 million. Cash provided by operating activities was $15.2 million in the first quarter.

Globe CEO Jeff Bradley commented, “Our markets remain strong, with the major silicone and polysilicon producers announcing increased calendar third quarter sales. We had anticipated the modest decline in sales and earnings in the quarter as a result of planned maintenance outages. All our plants are now running at full capacity and many of our planned maintenance outages for the fiscal year are behind us.” Bradley continued, “As we said previously, we expect significant earnings growth in calendar 2011 after our existing low-priced silicon metal contracts expire.”

Conference Call

Globe will review first quarter results during its quarterly conference call tomorrow, November 11, 2010, at 9:00 a.m. Eastern Time. The dial-in number for the call is 877-293-5491. International callers should dial 914-495-8526. Please dial in at least five minutes prior to the call to register. The call may also be accessed via an audio webcast available on the GSM website at http://investor.glbsm.com. Click on the November 11, 2010 Conference Call link to access the call.

About Globe Specialty Metals

Globe Specialty Metals, Inc. is among the world’s largest producers of silicon metal and silicon-based specialty alloys, critical ingredients in a host of industrial and consumer products with growing markets. Customers include major silicone chemical, aluminum and steel manufacturers, auto companies and their suppliers, ductile iron foundries, manufacturers of photovoltaic solar cells and computer chips, and concrete producers. The Company is headquartered in New York City. For further information please visit our web site at www.glbsm.com.

Forward-Looking Statements

This release may contain ''forward-looking statements'' within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as ''anticipates,'' ''intends,'' ''plans,'' ''seeks,'' ''believes,'' ''estimates,'' ''expects'' and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements are based on the current expectations and assumptions of Globe Specialty Metals, Inc. (the "Company") regarding its business, financial condition, the economy and other future conditions.

Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The Company's actual results may differ materially from those contemplated by the forward-looking statements. The Company cautions you therefore that you should not rely on any of these forward-looking statements as statements of historical fact or as guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions including, among others, changes in metals prices; increases in the cost of raw materials or energy; competition in the metals and foundry industries; environmental and regulatory risks; ability to identify liabilities associated with acquired properties prior to their acquisition; ability to manage price and operational risks including industrial accidents and natural disasters; ability to manage foreign operations; changes in technology; and ability to acquire or renew permits and approvals.

Any forward-looking statement made by the Company or management in this release speaks only as of the date on which it or they make it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, unless otherwise required to do so under the law or the rules of the NASDAQ Global Market.

EBITDA

EBITDA is a non-GAAP measure.

We have included EBITDA to provide a supplemental measure of our performance which we believe is important because it eliminates items that have less bearing on our current and future operating performance and so highlights trends in our core business that may not otherwise be apparent when relying solely on GAAP financial measures. A reconciliation of EBITDA to net income is provided in the attached financial statements.

Source: Globe Specialty Metals, Inc.

CONTACTS: Globe Specialty Metals, Inc.
Mal Appelbaum, 212-798-8123
Chief Financial Officer
Email: mappelbaum@glbsm.com
Or Jeff Bradley, 212-798-8122 Chief Executive Officer Email: jbradley@glbsm.com

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES
Condensed Consolidated Income Statements
(In thousands, except per share amounts)
(Unaudited)
	Three Months Ended
	September 30, 2010	June 30, 2010	September 30, 2009

Net sales	$137,352	146,436	105,458
Cost of goods sold	116,881	123,006	79,978
Selling, general, and administrative expenses	12,211	12,002	12,723
Research and development	32	49	38
Restructuring charges	-	-	(68)
Loss on sale of business	-	3,192	461
Operating income	8,228	8,187	12,326
Other income (expense):
Interest income	35	113	136
Interest expense, net of capitalized interest	(983)	(956)	(1,318)
Foreign exchange (loss) gain	(296)	589	2,415
Other income (loss)	228	26	(7)
Income before provision for income taxes	7,212	7,959	13,552
Provision for income taxes	4,354	837	5,383
Net income	2,858	7,122	8,169
(Income) losses attributable to noncontrolling interest, net of tax	(696)	(513)	273
Net income attributable to Globe Specialty Metals, Inc.	$2,162	6,609	8,442
Weighted average shares outstanding:
Basic	74,580	74,333	71,115
Diluted	76,121	75,849	72,543
Earnings per common share:
Basic	$0.03	0.09	0.12
Diluted	0.03	0.09	0.12

EBITDA:
Net income	$2,858	7,122	8,169
Provision for income taxes	4,354	837	5,383
Net interest expense	948	843	1,182
Depreciation and amortization	5,774	5,804	4,912
EBITDA	$13,934	14,606	19,646

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30,	June 30,	September 30,
	2010	2010	2009
Assets
Current assets:
Cash and cash equivalents	$159,549	157,029	114,020
Accounts receivable, net	50,594	55,907	38,513
Inventories	94,780	87,163	57,283
Prepaid expenses and other current assets	24,054	23,809	19,996
Total current assets	328,977	323,908	229,812
Property, plant, and equipment, net	224,802	219,267	215,353
Goodwill	51,988	52,025	51,835
Other intangible assets	477	477	967
Investments in unconsolidated affiliates	8,359	8,185	7,910
Deferred tax assets	71	71	1,737
Other assets	3,177	3,212	14,203
Total assets	$617,851	607,145	521,817

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$49,823	47,298	25,585
Current portion of long-term debt	10,045	10,092	18,906
Short-term debt	6,219	8,067	7,628
Dividend payable	11,269	-	-
Accrued expenses and other current liabilities	39,273	35,832	49,787
Total current liabilities	116,629	101,289	101,906
Long-term liabilities:
Revolving credit agreements	16,000	16,000	-
Long-term debt	4,814	6,920	28,854
Deferred tax liabilities	6,645	6,645	18,890
Other long-term liabilities	18,167	17,462	16,108
Total liabilities	162,255	148,316	165,758
Stockholders’ equity:
Common stock	7	7	7
Additional paid-in capital	395,312	390,354	339,923
Retained earnings	29,654	38,761	13,102
Accumulated other comprehensive loss	(4,218)	(4,438)	(3,666)
Treasury stock at cost	(4)	(4)	(4)
Total Globe Specialty Metals, Inc. stockholders’ equity	420,751	424,680	349,362
Noncontrolling interest	34,845	34,149	6,697
Total stockholders’ equity	455,596	458,829	356,059
Total liabilities and stockholders’ equity	$617,851	607,145	521,817

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Three Months Ended
	September 30, 2010	June 30, 2010	September 30, 2009

Cash flows from operating activities:
Net income	$2,858	7,122	8,169
Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization	5,774	5,804	4,912
Share-based compensation	1,275	1,221	1,755
Loss on sale of business	-	3,192	461
Deferred taxes	-	(8,049)	(55)
Changes in operating assets and liabilities:
Accounts receivable, net	5,214	(3,241)	(14,465)
Inventories	(7,777)	(10,784)	9,805
Prepaid expenses and other current assets	1,527	6,993	4,192
Accounts payable	1,368	5,721	5,353
Accrued expenses and other current liabilities	4,117	571	1,763
Other	853	(149)	2,835
Net cash provided by operating activities	15,209	8,401	24,725
Cash flows from investing activities:
Capital expenditures	(10,124)	(6,469)	(4,255)
Sale of business, net of cash disposed	-	2,114	-
Acquisition of business, net of cash acquired	-	(53,084)	-
Working capital adjustments from acquisition of businesses, net	(2,038)	-	-
Net cash used in investing activities	(12,162)	(57,439)	(4,255)
Cash flows from financing activities:
Net payments of long-term debt	(2,153)	(2,167)	(5,167)
Net (payments) borrowings of short-term debt	(1,851)	(5,792)	940
Proceeds from stock option exercises	3,683	616	-
Payments on revolving credit agreements	-	(6,000)	-
Sale of noncontrolling interest	-	(412)	-
Sale of common stock	-	-	36,456
Other financing activities	-	-	(527)
Net cash (used in) provided by financing activities	(321)	(13,755)	31,702
Effect of exchange rate changes on cash and cash equivalents	(206)	35	(28)
Net increase (decrease) in cash and cash equivalents	2,520	(62,758)	52,144
Cash and cash equivalents at beginning of period	157,029	219,787	61,876
Cash and cash equivalents at end of period	$159,549	157,029	114,020

Supplemental disclosures of cash flow information:
Cash paid for interest, net	$615	296	990
Cash paid (refunded) for income taxes, net	1,159	1,297	(2,397)

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES
Supplemental Statistics
(Unaudited)

	Three Months Ended
	September 30, 2010	June 30, 2010	September 30, 2009
Shipments in metric tons:
Silicon metal	29,323	32,925	25,962
Silicon-based alloys	29,125	29,282	14,110
Total shipments*	58,448	62,207	40,072

Average selling price ($/MT):
Silicon metal	$2,481	2,435	2,673
Silicon-based alloys	1,839	1,844	2,095
Total*	$2,161	2,157	2,470
Average selling price ($/lb.):
Silicon metal	$1.13	1.10	1.21
Silicon-based alloys	0.83	0.84	0.95
Total*	$0.98	0.98	1.12

* Excludes by-products